Exhibit 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of June 28, 2011, between TRC Companies, Inc., a Delaware Corporation (the "Company") and Christopher P. Vincze (the “Executive”).
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated March 18, 2005 (the “Original Employment Agreement”) which was amended and restated as of January 25, 2006 and August 7, 2007;

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement as previously amended and restated, all as hereinafter provided;

WHEREAS, the Executive, in his capacity of Chairman of the Board and Chief Executive Officer of the Company, the stock of which is publicly traded, shall be deemed a “specified employee” as defined under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, this Agreement is intended to comply with Code Section 409A and the guidance thereunder, and shall be interpreted as operating in accordance therewith.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

1.    Effective Date and Employment Term.
(a)    Effective Date. This Agreement shall be effective on July 1, 2011 (the "Effective Date").
(b)    Employment Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date, and continue for a period of four (4) years from the Effective Date (the “Initial Term”), unless sooner terminated pursuant to Section 4. Upon the expiration of such Initial Term, this Agreement will automatically renew for successive one-year terms unless sooner terminated pursuant to section 4 or unless either party shall provide written notice not to renew within thirty (30) days of the expiration of the Initial Term or a successive term. The Initial Term and any successive term shall hereinafter be referred to as the “Employment Term.”
2.    Position, Reporting, and Other Activities.
(a)    Position. The Company shall employ the Executive as its Chairman of the Board and Chief Executive Officer in accordance with the terms and conditions herein. The Executive shall devote his full professional time and attention (except for vacation, sick leave, and other excused leaves of absence) to the performance of the services customarily incident to such office, and of such other duties as may be reasonably assigned to the Executive from time to time by the Company's Board of Directors (the “Board”). The Company will provide office facilities, secretarial, and clerical support consistent with customary practices of the Company.
(b)    Reporting. During the Employment Term, the Executive shall report to the Board.
(c)    Other Activities. Except upon the prior written consent of the Board, during the

Exhibit 10.1

Employment Term, the Executive will not: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to, the Company. Personal passive investments and personal business affairs not inconsistent with this Agreement, or teaching, writing or public speaking are permitted, so long as these activities do not interfere or conflict with the Executive's duties hereunder.
3.    Compensation and Other Benefits.
(a)    Base Salary. In consideration of the services to be rendered hereunder, the Executive shall be paid a base salary of $500,000.00 per year, payable in accordance with the Company's payroll practices in effect during the course of this Agreement (the “Annual Base Salary”). The Annual Base Salary shall be reviewed annually by the Compensation Committee or the Board and may increase, but not decrease (any increases to be included in the definition of Annual Base Salary herein).
(b)    Annual Bonuses. As further compensation for the services of the Executive, the Executive shall be eligible, during the Employment Term, for an annual bonus from the Company pursuant to the Executive Management Bonus Plan. Any such bonus shall be determined no later than the date which is two and one half (2 1/2) months following the end of the fiscal year for which the bonus was awarded and paid no later than three and one half (3 1/2) months following such fiscal year end.
(c)    Annual Long Term Incentive Grants. During the Employment Term, the Company agrees to provide a Restricted Stock Award of 300,000 shares for Company fiscal year 2012 as of the Effective Date of this Agreement and to the extent Executive is still employed by the Company as of such date, another restricted award of 300,000 shares for Company fiscal year 2013 as of the first anniversary of the Effective Date, both of such awards shall be on terms and conditions as set forth in the forms of such awards attached hereto as Exhibits 1 and 2. For subsequent Company fiscal years of the Employment Term, the Executive will receive annual grants of Awards, under the Company's Amended and Restated 2007 Equity Incentive Plan in accordance with Executive's role in the Company.
(d)    Benefits. Executive shall have the right to participate in and to receive benefits from all present and future life, vacation, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by any applicable benefit plan, as it may be amended from time to time. Executive shall receive no less than four (4) weeks paid vacation each year which shall accrue if not used in any year and be paid to Executive or carried forward to subsequent years consistent with Company policy. The Company shall also carry D&O Liability Insurance coverage for the benefit of its officers and directors including Executive.
(e)    Automobile Allowance. During the Employment Term, the Company shall provide the Executive with an automobile allowance of $700 per month to be increased consistent with policies applicable to other executives of the Company.
(f)    Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this Agreement. Any such reimbursement for expenses shall occur no later than two and a half (2-1/2) months after the end of the fiscal year in which Executive incurs such expense.
4.    Termination of Employment.
(a)    By Death. If the Executive dies prior to the expiration of the Employment Term, his

Exhibit 10.1

bonus pursuant to Section 3(b) hereof, and accrued but unused vacation will be prorated pursuant to Section 4 (f) through the day of his death and shall be paid in a lump sum to his beneficiaries or estate six (6) months after the Executive's death; provided that the manner and timeframe in which the bonus will be paid shall be pursuant to Section 4(f). In addition, Executive agrees to enroll in the Company's life insurance plan, and Company will provide a benefit to Executive's estate equal to the amount, if any, such life insurance benefit is less than Executive's Annual Base Salary hereunder. Thereafter, the Company's obligations hereunder shall terminate. Notwithstanding anything contained herein to the contrary, any amounts due to Executive under Sections 3 (e) and 3 (f) herein shall be paid to him in a lump sum in accordance with those sections.
(b)    By Disability. Executive agrees to enroll in the Company's disability plans. If the Executive becomes "Permanently Disabled" (as defined below) prior to the expiration of the Employment Term, then the Company shall be entitled to terminate his employment, subject to the requirements of applicable law, and the Executive shall be entitled to receive disability benefits in accordance with the Company's disability plans as of the date of such disability. Six (6) months after any such termination, the Executive will be paid in a lump sum the difference, if any, by which amounts paid under such disability plans are less than the greater of (i) two and half times the Annual Base Salary in effect immediately prior to termination, or (ii) $1.25 million, and his bonus pursuant to Section 3(b) hereof will be prorated through the date of termination and paid to him in a lump sum six (6) months after his date of termination. Additionally the Executive shall receive a cash lump sum payment on the date of termination for accrued but unused vacation for the year of termination, and thereafter the Company shall have no further obligations to the Executive hereunder other than to provide the Executive with the disability benefits as set forth in this subparagraph. For the purposes of this subparagraph, the Executive shall be deemed “Permanently Disabled” when, and only when, the Company determines, after consultation with the Executive's physician or a physician whom the Company shall select, that the Executive suffers a physical or mental disability that prevents the Executive from performing the essential duties of his position with reasonable accommodations as may be required by law: (i) for a period of one hundred twenty (120) consecutive days; or (ii) for an aggregate of one hundred fifty (150) business days in any twelve (12) month period. Notwithstanding anything contained herein to the contrary, any amounts due to Executive under Sections 3 (e) and 3 (f) hereof shall be paid to him in a lump sum in accordance with those sections.
(c)    By the Company For Cause. If the Company terminates the Executive for “Cause” (as defined below), then the Company shall pay a lump sum to the Executive six (6) months after such termination in an amount equal to his accrued Annual Base Salary and accrued but unused vacation plus all business expenses and the car allowance through the date of such termination, and thereafter the Company shall have no obligations to the Executive hereunder. For purposes of this Agreement, “Cause” shall mean: (i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, or under any other material agreement with, or material written policy of the Company, which act or omission is not cured within thirty (30) days of the Company providing the Executive with notice of the act, omission, or failure deemed to constitute Cause; (ii) the failure or refusal by the Executive to follow any lawful reasonable written direction of the Board, which failure or refusal is not cured within thirty (30) days of the Company providing the Executive with reasonably detailed written notice of the failure or refusal deemed to constitute Cause; (iii) the conviction of the Executive of a felony or a crime involving moral turpitude, or the perpetration by the Executive of a fraud; or (iv) any other willful act or omission by the Executive which the Company reasonably believes is or will be materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, which act or omission is not cured within thirty (30) days of the Company providing the Executive with reasonably detailed written notice of the act or omission deemed to constitute Cause.
(d)    By the Executive For Good Reason. The Executive may terminate, without liability,

Exhibit 10.1

the Employment Term for “Good Reason” (as defined below) upon advance written notice of thirty (30) business days to the Company if such circumstance claimed to constitute Good Reason is not cured within such 30-day period. Six (6) months after such termination, the Company shall pay to the Executive a lump sum in an amount equal to the greater of (i) two and half times the Annual Base Salary in effect immediately prior to termination, or (ii) $1.25 million. In addition, the Company shall pay to the Executive in a lump sum six (6) months after such termination his accrued Base Salary, accrued but unused vacation, outstanding business expenses, and pro-rated bonus pursuant to Section 3(b) hereof through the date of such termination. To the extent permitted by applicable law, the Company will also provide the Executive with continued coverage under the Company's benefit plans and the benefits described in Sections 3(d), 3(e) and 3(f) herein for a period of two (2) years following such termination or at Executive's option solely with respect to automobile and related expenses a lump sum payment in an amount equal to said benefits for a twenty-four (24) month period to be paid six (6) months after the date of such termination. Notwithstanding anything herein to the contrary, if such coverage cannot be continued to the Executive after such termination of employment, the Company shall, six (6) months after such termination, pay the Executive in a lump sum an amount equivalent to the cost of such coverage. Thereafter, the Company's obligations hereunder shall terminate. For purposes of this Agreement, Good Reason shall exist if: (i) there is a permanent assignment to the Executive of a role materially inconsistent with, or which constitutes a material adverse diminution in, the Executive's position, duties, responsibilities, or status with the Company, or a material adverse diminution in the Executive's reporting responsibilities, title, or offices; or (ii) there is a material breach by the Company of this Agreement or any other material agreement between the Company and the Executive or (iii) Executive is required to relocate his principal place of employment to a location outside a radius of 50 miles from Company's offices, in Lowell, Massachusetts.
(e)    By the Company other than by Reason of Death, Disability, or Cause. If the Company terminates the Executive's employment for any reason other than death, disability, or Cause, the Company shall pay to the Executive six (6) months after the date of the Executive's separation from service (as defined by Reg. § 1.409-A-3) a lump sum payment equal to the greater of (i) two and half times the Annual Salary in effect immediately prior to termination, or (ii) $1.25 million. In addition, the Company shall pay to the Executive six (6) months after such termination in a lump sum his accrued Base Salary, accrued but unused vacation, outstanding business expenses, and pro-rated bonus pursuant to Section 3(b) hereof through the date of such separation. To the extent permitted by law, the Company will also provide the Executive with continued coverage under the Company's benefit plans and the benefits described in Sections 3(d), 3(e) and 3(f) herein for a period of two (2) years following such separation except that automobile and related expenses shall be paid in a lump sum payment in an amount equal to said benefits for a twenty-four (24) month period to be paid six (6) months after the date of such separation. Notwithstanding anything herein to the contrary, if such coverage cannot be continued to the Executive after such separation of service, the Company shall, within six (6) months after such separation, pay the Executive in a lump sum an amount equivalent to the cost of such coverage. Thereafter, the Company's obligations hereunder shall terminate.
(f)    Bonus Calculation. The Board shall determine the amount of pro-rated bonus due to the Executive under Section 3(b) hereof for the fiscal year in which any termination of employment occurs pursuant to Section 4(a) (b), (d) or (e) by calculating the bonus that would have been paid to the Executive as if he had remained employed through the end of the fiscal year and multiplying that amount by the number of days of such fiscal year during which the Executive was employed by the Company divided by 365 days.
5.    Proprietary Information.
(a)    Defined. "Proprietary Information" is all proprietary, secret, or confidential information pertaining to the business of the Company.
(b)    General Restrictions on Use. The Executive agrees to hold all Proprietary Information

Exhibit 10.1

in strict confidence and trust for the sole benefit of the Company, and not, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the Company's premises any Propriety Information except: (i) during the Employment Term to the extent necessary to carry out the Executive's responsibilities under this Agreement; (ii) to the extent that such Proprietary Information is generally available to the public other than as a result of disclosure by the Executive; and (iii) after termination of the Employment Term as specifically authorized in writing by the Board.
6.    No Assignment.
(a)    Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company's prior written consent; provided that nothing in this subsection 6(a) shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive's estate from assigning any rights hereunder to the person or persons entitled thereto.
(b)    Except as otherwise required by law, without the Company's prior written consent, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(c)    The Company agrees that in any Change of Control the terms of this Agreement will survive and will be assumed by any successor to Company in such Change of Control. In the event that this Agreement is not assumed by a successor to the Company in a Change of control, the Company shall pay in a lump sum six (6) months following the Change of Control an amount equal to the greater of (i) two and half times the Annual Base Salary in effect immediately prior to the Change of Control, or (ii) $1.25 million.
7.    Change of Control. For purposes of this Agreement, Change of Control shall mean (i) the merger or consolidation of the Company with another entity, as a result of which the Company will not be the surviving entity; (ii) the sale of all or substantially all of the Company's assets or all or substantially all of the assets of the Company's wholly-owned subsidiaries; (iii) the acquisition, by an entity, person or group of beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of the capital stock of the Company if, immediately after such acquisition, such entity, person or group is entitled to exercise more than 50% of the outstanding voting power of all capital stock of the Company entitled to vote at elections of directors.
8.    Non-Competition.
(a)    By and in consideration of the Company's entering into this Third Amended and Restated Employment Agreement and the salary and other compensation and benefits, and the other covenants and agreements of the Company hereunder, the Executive agrees that the Executive will not, directly or indirectly, during the period beginning on the date of this Agreement and ending one (1) year following any termination hereunder, engage in the business of consulting or engineering of the type offered by the Company (including acting as a director, officer, employee, partner or stockholder, member, owner or proprietor of, consultant, advisor or agent to, any entity engaged in such business) within any state in which the Company or any of its subsidiaries or affiliates is carrying on such business.
(b)    Executive agrees that for a period of one year following any termination hereunder, Executive will not, without the prior written consent of the Company, directly or indirectly, solicit, induce or attempt to solicit or induce any employee, agent or other representative or associate of the Company, to

Exhibit 10.1

terminate its relationship with the Company or in any way interfere with such a relationship.
9.    Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):
If to the Company:

TRC Companies, Inc.
5 Waterside Crossing
Windsor, Connecticut 06095
Attn: General Counsel

If to the Executive:

Christopher P. Vincze
1 Eisenhaure Lane
North Reading, Massachusetts 01864

With a copy to:

Frank A. Segall
Burns & Levinson, LLP
125 Summer Street
Boston, Massachusetts 02110

10.    Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

11.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising, any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein, or by law or in equity.
12.    Confidentiality. The Executive agrees that the terms and conditions of this Agreement are confidential and shall not be disclosed by the Executive to any third parties, other than the Executive's lawyers and other professional advisors, unless such disclosure is required by law.
13.    Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall, to the extent not otherwise preempted by federal law, be governed by and construed in accordance with the law of the Commonwealth of Massachusetts without giving effect to its conflict of law

Exhibit 10.1

principles.
14.    Executive Acknowledgment. The Executive acknowledges: (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company; and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
15.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, but the rights and obligations of the Executive are personal and may not be assigned or delegated without the Company's prior written consent.
16.    Arbitration. Any dispute or controversy between the parties arising out of or under this Agreement, the Executive's employment with the Company, or the termination thereof, including without limitation, claims under any federal, state, or local statute preventing discrimination, shall not be decided in court, but instead shall be submitted to final, binding arbitration before the American Arbitration Association (the "AAA") in Boston, Massachusetts. The National Rules for Resolution of Employment Disputes shall be used by the AAA to resolve any disputes between the parties. Each party shall bear its own expenses arising under this arbitration provision.
17.    Legal Fees. The Company shall pay all legal fees plus and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement.
18.    Taxes. All payments hereunder shall be subject to applicable withholdings and reported as wages to the applicable state and federal authorities. Notwithstanding anything herein to the contrary, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him including, but not limited to, under Section 409A of the Code in connection with the Agreement.

19.    Severability. Each provision of this Agreement shall be treated as a separate and independent clause, and the invalidity or unenforceability of any one clause shall in no way impair the enforceability of any other clause herein.

The parties have duly executed this Agreement as of the date first written above.

TRC COMPANIES, INC.

By:    /s/ Dennis E. Welch
Name: Dennis E. Welch
Title: Chairman, Compensation Committee

Executive:

/s/ Christopher P. Vincze
Christopher P. Vincze